EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary(1)                         Jurisdiction of Incorporation
---------------------                         -----------------------------

Oakwood Mobile Homes, Inc.(2)                        North Carolina
Homes by Oakwood, Inc.                               North Carolina
Homes By Fisher, Inc.                                North Carolina
Oakwood Land Development Corporation                 North Carolina
Oakwood Acceptance Corporation(3)                    North Carolina
Oakwood Realty Services, Inc.                        North Carolina
The Oakwood Agency, Inc.                             North Carolina
Oakwood Funding Corporation                          Nevada
Oakwood Financial Corporation                        Nevada
Acorn Acquisition Corporation                        Delaware
Acorn Financial Corporation                          Delaware
Pin Oak Financial Corporation                        Delaware
Oakwood Life, Ltd.                                   Turks and Caicos
                                                     Islands
Oakwood Mortgage Investors, Inc.                     North Carolina
Golden West Homes                                    California
Golden Circle Financial Services                     California
Destiny Industries, Inc.                             Georgia


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(1)  Each subsidiary does business under its corporate name.

(2) Also does business under the name "Freedom Homes" and "Victory Homes" and "Golden Homes."

(3) Also does business under the names "Nationwide Mortgage" and "Golden Circle Financial Services" and "Destiny Financial Services."